Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
of
LASERSCOPE
at
$31.00 NET PER SHARE
by
KERMIT MERGER CORP.
an indirect subsidiary of
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, CENTRAL TIME, ON WEDNESDAY, JULY 12, 2006 UNLESS THE OFFER IS EXTENDED.
June 14, 2006
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      We have been engaged to act as Dealer Manager in connection with the third party tender offer by Kermit Merger Corp., a California corporation (“Purchaser”) and an indirect subsidiary of American Medical Systems Holdings, Inc., a Delaware corporation (“AMS”), to purchase all of the outstanding shares of common stock of Laserscope, no par value (the “Shares”), at a price of $31.00 per Share, net to the seller in cash, less any required withholding of taxes and without payment of any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 14, 2006, and in the related Letter of Transmittal for the Shares (which, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).
      The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn at least 90% of the “fully diluted shares” (as defined in the Offer to Purchase) as of the date Shares are accepted for payment pursuant to the Offer and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or similar statutes or regulations of foreign jurisdictions. The Offer also is subject to certain other conditions as set forth in Section 15 of the Offer to Purchase entitled “The Tender Offer — Certain Conditions of the Offer.”
      Please forward the enclosed materials to your clients for whom you hold Shares registered in your name or in the name of your nominee or who hold Shares registered in their own names. For your information we enclose the following documents:

1. Offer to Purchase, dated June 14, 2006.

2. Letter of Transmittal to tender Shares (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) for your use and for the information of your clients who hold Shares. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. A letter to clients, which may be sent to your clients for whose account you hold Shares, registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

4. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates (as defined in the Offer to Purchase) are not immediately available or time will not permit the Share Certificates and all required documents to reach the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for delivery by book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis.

5. Letter to shareholders of Laserscope from the President and Chief Executive Officer of Laserscope, accompanied by Laserscope’s Solicitation/Recommendation Statement on Schedule 14D-9.

6. Return envelope addressed to American Stock Transfer & Trust Company, as Depositary.
      In accordance with the terms and subject to the satisfaction or waiver (where applicable) of the conditions to the Offer, Purchaser will accept for payment, purchase and pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer at the earliest time following expiration of the Offer when all such conditions shall have been satisfied or waived (where applicable). For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased), Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral followed by written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Share Certificates, or Book-Entry Confirmation (as defined in the Offer to Purchase) of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (2) the Letter of Transmittal to tender Shares (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal; and (3) any other documents required under the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making payment.
      Neither Purchaser nor AMS will pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Dealer Manager and limited advertising expenses to the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.
      Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.
      Your prompt action is requested. We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights expire at 12:00 Midnight, Central Time, on Wednesday, July 12, 2006, unless the Offer is extended.
      In order for a shareholder of Laserscope to take advantage of the Offer, the Letter of Transmittal to tender Shares (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by such Letter of Transmittal should be sent to the Depositary and Share Certificates should be delivered, or Shares should be tendered pursuant to the procedure for book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.
      Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

      Inquiries you may have with respect to the Offer may be addressed to the Information Agent or us, as Dealer Manager, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent.

Very truly yours,
Piper Jaffray & Co.
Enclosures
      Nothing contained herein or in the enclosed documents shall render you or any other person as an agent of AMS, Purchaser, Laserscope, the Depositary, the Information Agent, the Dealer Manager or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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